EXHIBIT 23.3

[Bond & Pecaro, Inc. letterhead]

Consent of Bond & Pecaro, Inc.

We hereby consent for Salem Medai Group, Inc. (the “Company”) to use Bond & Pecaro, Inc. name and data from our work product as of December 31, 2021 in public filings with the Securities and Exchange Commission.

/s/ Bond & Pecaro, Inc.

Bond & Pecaro, Inc.

January 1, 2022

Washington, D.C.